                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 1-11250

                           GTECH HOLDINGS CORPORATION
             (Exact Name of Registrant as specified in its charter)

                                55 TECHNOLOGY WAY
                       WEST GREENWICH, RHODE ISLAND 02817
                                  401-392-1000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                       N/A
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [x]             Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]             Rule 15d-6           [ ]
           Rule 12h-3(b)(1)(i)  [x]

Approximate number of holders of record as of the certification or notice date:
One


Pursuant to the requirements of the Securities Exchange Act of 1934, GTECH Holdings Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 29, 2006         BY: /s/ W. Bruce Turner
      ------------            ------------------------------------------
                              Name:  W. Bruce Turner
                              Title: President & Chief Executive Officer